Exhibit (e)(17)

Execution Version

BENEFIT SHARING AGREEMENT

This BENEFIT SHARING AGREEMENT (the "Agreement") dated as of April 1, 2019, by and among Alternative Insight LLC, a Delaware limited liability company (the "Manager"), National Holdings Corporation ("NHLD"), National Securities Corporation ("NSC") and Insight Wellness Fund, LLC (the "Fund").

W I T N E S E T H:

WHEREAS, the Fund is a limited liability company formed in Delaware which invests and reinvests its assets in accordance with its private placement memorandum, as the same may be amended and/or supplemented (the "Memorandum");

WHEREAS, the Manager manages the day-to-day operations of the Fund pursuant to the Fund's limited liability company agreement, as the same may be amended and restated from the time to time (the "LLC Agreement");

WHEREAS, pursuant to the LLC Agreement, the Manager and the Special Members, collectively, are entitled to be allocated an incentive allocation (the "Incentive Allocation"), as such terms are described in the Fund's Memorandum and in the LLC Agreement;

WHEREAS, in exchange for the provision by NHLD of certain support services to the Manager as set forth herein, the Manager has agreed to designate NHLD as a Special Member of the Fund and share a portion of the Incentive Allocation with NHLD;

WHEREAS, NSC is registered as a broker-dealer with FINRA and has entered into a Placement Agent Agreement, dated as of the date hereof, between NSC and the Manager (the "Placement Agreement") pursuant to which NSC has agreed to refer investors to the Fund and any Affiliated Fund (as defined herein) in accordance with the terms of the Placement Agreement (any such investor referred to the Fund or Affiliated Fund by registered representatives of NSC ("NSC Representatives") pursuant to the Placement Agreement shall be referred to herein as an "NSC Investor"), and, in exchange for the referral of NSC Investors as set forth in the Placement Agreement, the Manager has agreed to designate NSC as a Special Member of the Fund and to share a portion of the Incentive Allocation allocable with respect to NSC Investors;

WHEREAS, the Manager, NHLD and NSC wish to specify the manner in which the portion of the Incentive Allocation otherwise allocable to the Manager by the Fund will be shared among them during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. *Scope; Definitions.* All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Memorandum or the LLC Agreement.

2. *NHLD Incentive Allocation Share.*

(i) NHLD hereby agrees to provide to the Manager the support services set forth on Schedule A to this Agreement to assist the Manager in its day-to-day operations of the Fund.

(ii) Except as otherwise provided herein, in exchange for the provision by NHLD of such support services to the Manager, at the end of each Incentive Allocation Period (x) ten percent (10%) of the aggregate Incentive Allocation allocable with respect to each Brokerage Class Member, and (y) five percent (5%) of the aggregate Incentive Allocation allocable with respect to each Non-Brokerage Class Member, shall be allocated to the Capital Account of NHLD ((x) and (y), collectively, the "NHLD Incentive Share").

(iii) For purposes of this Agreement:

"Brokerage Class Member" shall mean each NSC Investor and any other Member or shareholder who is solicited for investment in the Fund or an Affiliated Fund by any registered broker dealer or a registered person or entity who charged a customer or client an upfront load or placement fee in connection with such subscription in the Fund or Affiliated Fund.

"Non-Brokerage Class Member" shall mean all members and shareholders in the Fund or any Affiliated Fund other than Brokerage Class Members.

"Manager Separation Event" shall mean that the Managing Member of the Manager, Michael Singer, no longer serves as a Director or employee of NHLD (or any successor thereto).

"NHLD Change of Operational Control" shall mean that both the existing Chief Executive Officer of NHLD, Michael Mullen, and the existing President and Chief Financial Officer of NHLD, Glenn Worman, no longer serve as executive officers of NHLD (or any successor thereto).

(iv) Notwithstanding the foregoing:

(A) Upon the occurrence of a Manager Separation Event and thereafter, NHLD shall cease to be entitled to receive the portion of the NHLD Incentive Share attributable to (1) Non-Brokerage Class

Members and (2) Brokerage Class Members who were not sourced by NSC representatives.

(B) Upon the occurrence of a NHLD Change of Operational Control and thereafter, NHLD shall cease to be entitled to receive the NHLD Incentive Share in its entirety.

(v) All or any portion of the NHLD Incentive Share which is forfeited by NHLD pursuant to clause (iv) above shall revert to the Manager.

3. *NSC Incentive Allocation Share.*

(i) Except as otherwise provided herein, (x) two (2) percentage points of the aggregate Incentive Allocation allocable with respect to each NSC Investor who is introduced to the Fund or Affiliated Fund by a Level 1 NSC Representative with respect to each Incentive Allocation Period ending on and after the date that the applicable NSC Representative becomes a Level 1 NSC Representative, and (y) one and one-half (1.5) percentage points of the aggregate Incentive Allocation allocable with respect to each NSC Investor who is introduced to the Fund or Affiliated Fund by a Level 2 NSC Representative with respect to each Incentive Allocation Period ending prior to the date the applicable NSC Representative becomes a Level 1 NSC Representative, shall be allocated to the Capital Account of NSC ((x) and (y), collectively, the "NSC Incentive Share").

For purposes of this Agreement:

"Level 1 NSC Representative" shall mean any NSC Representative who introduces NSC Investors to the Fund or Affiliated Funds with aggregate capital invested by such NSC Investors in the Fund and Affiliated Funds equal to or exceeding $10 million.

"Level 2 NSC Representative" shall mean all NSC Representatives other than Level 1 NSC Representatives".

(ii) The NSC Incentive Share attributable to each NSC Investor will continue notwithstanding the termination of this Agreement in accordance with Section 5 below and shall apply with respect to all initial and subsequent contributions made by each such NSC Investor; provided, however, that (x) the Fund's obligation to allocate the NSC Incentive Share to NSC will cease during any period of time in which continuation of such allocations would violate any applicable law or regulation (provided such amounts

shall accrue for one month only and will be paid at such time as such prohibition is lifted, resolved or removed) and (ii) in the event that any NSC Representative who has referred an NSC Investor to the Fund or any Affiliated Fund ceases to be a registered representative of NSC for any reason, NSC shall cease to be entitled to receive any NSC Incentive Shares attributable to the NSC Investors referred by such NSC Registered Representative as of the date of such termination.

(iii) All or any portion of the NSC Incentive Share which is forfeited by NSC pursuant to clause (ii) above shall revert to the Manager.

(iv) NSC hereby agrees to indemnify and hold the Manager and each of its officers, members, employees, agents and affiliates harmless from and against any loss, damage, liability or expense, including reasonable attorneys' fees and other legal expenses, to which they may become subject arising out of or relating to, directly or indirectly, any act or omission by NSC (or any person affiliated or associated with NSC) that is in violation of any applicable statutes, laws or regulations, or arising from the gross negligence or willful misconduct by NSC, its affiliates or its associates or from misstatements contained herein or breach of this Agreement, including, without limitation, for any failure by NSC to pay any of the NSC Representatives all or any portion of the NSC Incentive Share, except for any such loss, damage, liability or expense that directly resulted from the breach by the Manager of this Agreement.

4. *Acknowledgments and Consents.*

(a) The Fund, Manager, NHLD and NSC hereby acknowledge and agree that each of NHLD and NSC shall be designated by the Fund as a Special Member pursuant to the terms of the LLC Agreement and shall be entitled to receive the NHLD Incentive Share and NSC Incentive Share, respectively, in such capacity.

(b) The NHLD Incentive Share, if any, with respect to each Member is calculated and allocable to NHLD's Capital Account as of the end of each Incentive Allocation Period with respect to such Member. NHLD, in its sole discretion, may withdraw all or any portion of any NHLD Incentive Share allocated to its Capital Account as of the last Business Day of any calendar month following such allocation.

(c) The NSC Incentive Share, if any, with respect to each NSC Investor is calculated and allocable to NSC's Capital Account as of the end of each Incentive Allocation Period with respect to such NSC Investor. NSC, in its sole discretion, may withdraw all or any portion of any NSC Incentive Share allocated to its Capital Account as of the last Business Day of any calendar month following such allocation.

(d) The Manager, NHLD and NSC each acknowledge that the NHLD Incentive Share and the NSC Incentive Share may be adjusted upon completion of the audit of the Fund's financial statements for the fiscal year in which such allocation accrues, if such audit determines that any such adjustment is required.

(e) The Manager, NHLD and NSC each acknowledge that the incentive allocation allocable with respect to the Affiliated Funds shall be shared among such parties pursuant to the terms set forth in Sections 2 and 3 above and otherwise shall be subject to the terms of this Agreement. For purposes of this Agreement, "Affiliated Fund" shall mean any feeder, master or parallel fund of the Fund which is hereinafter organized by the Manager.

5. *Term, Termination and Renewal.*

(a) This Agreement shall become effective as of the date hereof.

(b) Upon the occurrence of either a Manager Separation Event or a NHLD Change of Operational Control, this Agreement shall terminate solely with respect to the forfeited payment to NHLD (or portion thereof) as set forth in Section 2(iv).

(c) This Agreement shall terminate with respect to NSC immediately upon the termination of the Placement Agreement. As described in Section 3(ii) above, the Fund's obligation to pay NSC the amounts provided pursuant to Section 3(i) will continue notwithstanding the termination of this Agreement in accordance with the terms of Section 3(ii).

(d) The provisions of this Section and Sections 2 and 3 (with respect to accrued but unpaid allocations and NSC's indemnification obligations set forth in Section 3(iv)), 4 and 8, shall survive termination of this Agreement.

6. *Mutual Representations*. Each party hereto hereby represents and warrants (as to itself) that:

(a) The execution and delivery by such party of this Agreement and the consummation of all transactions contemplated hereunder by such party have been duly authorized by all requisite action.

(b) This Agreement has been duly executed by such party and constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any laws or regulations applicable to such party of any of its assets or properties; (ii) violate the provisions of the governing instruments of such party, each as amended to date; (iii) violate any judgment, decree, writ, prohibition, injunction, order or award of any governmental authority applicable to such party; or (iv) require on the part of the parties any filing with, or any permits, authorization, consent or approval of, any governmental authority.

7. *Binding Effect; Assignment.* This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void.

8. *Dispute Resolution.*

(a) By entering into this Agreement, the parties agree that all claims, disputes, controversies or other matters in question arising under or relating to this Agreement between the parties (collectively, "**Disputes**") shall, if unable to be resolved within ten (10) days of preliminary negotiation between the parties to such Dispute, at first instance, be submitted to non-binding mediation. Within thirty (30) days after delivery of a written notice of request for mediation from a party (the "**Requesting Party**") to the other party (the "**Responding Party**"), the parties shall participate in a mediation conducted by a single mediator chosen by the parties in Manhattan, New York. The mediation shall be conducted on a strictly confidential basis, and no party shall disclose the existence of a Dispute, the nature of the Dispute, any documents, exhibits, or information exchanged or presented in connection with such Dispute, negotiations related to such Dispute, or the resolution of any Dispute, to any third party, with the sole exception of the party's legal counsel, who also shall be bound by the confidentiality terms of this Agreement.

(b) In the event the dispute submitted to mediation is not resolved, the parties agree to submit to binding arbitration in accordance with JAMS Comprehensive Arbitration Rules & Procedures (the "Rules"). Within thirty (30) days after the submission of a Dispute to binding arbitration, each of the Requesting Party and the Responding Party shall select and

designate in writing to the other party one (1) reputable, disinterested individual (a "**Qualified Individual**") willing to act as an arbitrator of the Dispute in question. Each of the Requesting Party and the Responding Party shall use its best efforts to select a former judge having no affiliation with any of the parties as their respective Qualified Individual. If either party fails to make such a designation, then, on the application of the other party, JAMS shall promptly select and appoint a Qualified Individual to act as the second arbitrator. Within forty-five (45) days after the foregoing selections have been made, the arbitrators so selected shall jointly select an ex-judge having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the forty-five (45) day period referred to above, then, on the application of either party, JAMS shall promptly select and appoint an ex-judge having no affiliation with any of the parties, as the Qualified Individual to act as the third arbitrator. The three (3) arbitrators selected pursuant to this Section 8(b) shall constitute the arbitration panel for the arbitration in question. The site of such arbitration shall be in Manhattan, New York or such other place as is mutually agreeable to the parties. The cost of each arbitration proceeding, including, without limitation, the arbitrator's compensation and expenses, hearing room charges, court reporter transcript charges, reasonable attorney fees and expenses, etc., shall be allocated among the parties to such Dispute based upon the percentage which the portion of the contested amount in such Dispute not awarded to each party bears to the amount actually contested by such party.

(c) The parties hereto agree that the remedies provided under this Section 8 shall be the sole and exclusive remedies for resolving and remedying all Disputes between the parties hereto under this Agreement.

9. *Entire Agreement*. This Agreement and the LLC Agreement constitutes the entire understanding and agreement between the parties concerning the matters described herein and supersedes and cancels all previous agreements and commitments, whether oral or written, in connection with such matters.

10. *Confidentiality*. Except as otherwise required by law, each party hereto agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to this Agreement) or disclose to any person, the information provided hereunder (other than disclosure to each party's authorized affiliates, representatives, agents, advisors or third party service providers to the extent reasonably related to this Agreement; provided, however, that each party shall advise any such persons of the confidentiality obligations set forth herein and each such person shall orally agree to bound by such provisions); provided, that, notwithstanding the foregoing, either party or any such person may disclose any such information (A) as has become generally available to the public, (B) as has become available to that party or any such person on a non-confidential basis that, to that party's or such person's knowledge after reasonable inquiry, is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to which it is bound or subject, (C) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body or

self-regulatory body having or claiming to have jurisdiction over that party or any such person, (D) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or other judicial process, or (E) in order to comply with any law, order, regulation or ruling applicable to that party or any such person, provided, however, that in connection with any disclosure pursuant to the foregoing clauses (C), (D) or (E), each party or such person, to the extent reasonably practicable and permitted by law, shall use its commercially reasonably efforts to limit the disclosure and nature and wording of such disclosure to minimize the revelation of confidential information.

11. *Transferability.* The parties hereto agree that neither this Agreement nor any of their respective rights, title or interest herein or hereunder is transferable or assignable, except with the consent of all the parties hereto.

12. *Fees and Expenses.* The parties hereto hereby agree that each party shall pay for its own costs and expenses incurred in connection with this Agreement, including, without limitation, attorneys' fees and disbursements.

13. *Governing Law.* This Agreement shall be governed by and construed in accordance with the substantive laws of New York applicable to contracts made and entirely to be performed therein without regard to principles of conflicts of law.

14. *Counterparts.* This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by the parties hereto, shall constitute a full and original agreement for all purposes.

15. *No Third-Party Beneficiaries.* Neither party intends for this Agreement to benefit any third-party not expressly named in this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by and on behalf of the parties as of the day and year first above written.

Insight Wellness Fund, LLC
(the "Fund")

By: Alternative Insight LLC, its manager

By:______________________
Name: Michael Singer
Title: Managing Member

Alternative Insight LLC
(the "Manager")

By:______________________
Name: Michael Singer
Title: Managing Member

National Securities Corporation
("NSC")

By:______________________
Name: MICHAEL MULLEN
Title: Chairman + CEO of NSC

National Holdings Corporation
("NHLD")

By:______________________
Name: MICHAEL MULLEN
Title Chairman + CEO

Schedule A

NHLD Support Services

Pursuant to Section 2(i) of this Agreement, NHLD shall provide some or all of the following services to the Manager:

Marketing support:

- Access to NHLD marketing personnel for consultation on marketing materials
- Support in drafting and production of Fund-related materials marketing materials

Operational Support:

- Access to NHLD operations team
- Assistance with various aspects of Fund-related accounting, tax and investor relations
- Access to compliance resources and compliance review of documents, agreements and materials
- Provision of office space and certain administrative resources on an as-needed basis